Exhibit 99.1

PRESS RELEASE	For more information contact:

Prosperity Bancshares, Inc.®	Dan Rollins
Prosperity Bank Plaza	President and Chief Operating Officer
4295 San Felipe	281.269.7199
Houston, Texas 77027	dan.rollins@prosperitybanktx.com

FOR IMMEDIATE RELEASE

PROSPERITY BANCSHARES, INC.®

ANNOUNCES MANAGEMENT

CHANGE

HOUSTON, March 7, 2012. Prosperity Bancshares, Inc.® (NYSE: PB), the parent company of Prosperity Bank, today announced that Charlotte M. Rasche has joined the bank as Executive Vice President in the bank’s legal department and will report to David Zalman, Chairman and Chief Executive Officer.

Initially, Rasche will assume responsibilities for managing the company’s legal department including merger activity and litigation management. Immediately following Prosperity’s Annual Shareholders Meeting on April 17, 2012, she will assume the additional role of General Counsel, succeeding Peter E. Fisher, 65, Executive Vice President and General Counsel, who plans to retire in April 2012.

Fisher joined Prosperity in September 1, 2002. Prior to joining Prosperity, Fisher was chief executive officer of Paradigm Bancshares, where he had responsibility for the overall management and growth of that bank prior to its merger with Prosperity.

“Peter Fisher has been an invaluable member of Prosperity’s management team, adhering to high ethical and professional standards while leading positive change at Prosperity,” said Zalman. “He and his Legal team helped guide our company through one of the most challenging economic environments in modern history. Peter will work with Charlotte over these next few weeks to ensure a smooth transition of legal responsibilities. We look forward to having Charlotte join us, as her significant experience in commercial banking and public company legal issues, including Securities Exchange Act reporting, regulatory compliance, mergers and acquisitions and corporate governance, and strong organizational leadership skills, will be a tremendous asset to us going forward.”

Rasche joined Prosperity on March 1, 2012, from Bracewell & Giuliani LLP, where she was a partner in the financial institutions group, a position she held since 2006. She joined Bracewell & Giuliani in 1997.

Rasche earned a bachelor’s degree in business administration from Stephen F. Austin University, a master’s degree in higher education administration from Oklahoma State University and her JD from the University of Texas at Austin.

Prosperity Bancshares, Inc. First Quarter Dividend

Prosperity Bancshares, Inc. declared a quarterly cash dividend of $0.195 per share to holders of Prosperity’s common stock. The first quarter dividend is payable on April 2, 2012 to all shareholders of record as of March 19, 2012.

Prosperity Bancshares, Inc.®

Prosperity Bancshares Inc.®, recently named “America’s Best Bank” by Forbes, is a $9.8 billion Houston, Texas based regional financial holding company, formed in 1983. Operating under a community banking philosophy and seeking to develop broad customer relationships based on service and convenience, Prosperity offers a variety of traditional loan and deposit products to its customers, which consist primarily of small and medium sized businesses and consumers. In addition to established banking products, Prosperity offers a complete line of services including: Internet Banking services at http://www.prosperitybanktx.com, Retail Brokerage Services, MasterMoney Debit Cards, and 24 hour voice response banking. Prosperity currently operates one hundred seventy six (176) full service banking locations; sixty (60) in the Houston area; twenty (20) in the South Texas area including Corpus Christi and Victoria; thirty-one (31) in the Dallas/Fort Worth area; twenty-one (21) in the East Texas area; thirty-four (34) in the Central Texas area including Austin and San Antonio; and ten (10) in the Bryan/College Station area.

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“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: This release contains, and the remarks by Prosperity’s management on the conference call may contain, forward-looking statements within the meaning of the securities laws that are based on current expectations, assumptions, estimates and projections about Prosperity, and its subsidiaries. These forward-looking statements are not guarantees of future performance and are subject to risks and uncertainties, many of which are outside of Prosperity’s control, that may cause actual results to differ materially from those expressed or implied by the forward-looking statements. These risks and uncertainties include but are not limited to whether Prosperity can: successfully identify acquisition targets and integrate the businesses of acquired companies and banks; continue to sustain its current internal growth rate or total growth rate; provide products and services that appeal to its customers; continue to have access to debt and equity capital markets; and achieve its sales objectives. Other risks include, but are not limited to: the possibility that credit quality could deteriorate; actions of competitors; changes in laws and regulations (including changes in governmental interpretations of regulations and changes in accounting standards); a deterioration or downgrade in the credit quality and credit agency ratings of the securities in Prosperity’s securities portfolio; customer and consumer demand, including customer and consumer response to marketing; effectiveness of spending, investments or programs; fluctuations in the cost and availability of supply chain resources; economic conditions, including currency rate fluctuations and interest rate fluctuations; weather; and the stock price volatility associated with “small-cap” companies. These and various other factors are discussed in Prosperity’s Annual Report on Form 10-K for the year ended December 31, 2011 and other reports and statements Prosperity has filed with the SEC. Copies of the SEC filings for Prosperity Bancshares, Inc.® may be downloaded from the Internet at no charge from www.prosperitybanktx.com.